EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY

APPOINTS EDIE A. AMES TO BOARD OF DIRECTORS

Calabasas Hills, Calif., December 13, 2016 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the expansion of its Board of Directors from six to seven members and appointed Edie A. Ames, 50, to the Company’s Board of Directors as an independent member, effective December 14, 2016.  The addition of Ms. Ames expands the number of independent Board members from five to six.  Ms. Ames also will serve on the Corporate Governance and Nominating Committee of the Board and will stand for election at the 2017 Annual Meeting of Stockholders.

“Edie brings 30 years of restaurant industry experience across the casual dining, fast casual and fine dining segments,” said David Overton, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “Her extensive operational expertise and leadership will be valuable additions to our Board.”

Ms. Ames currently serves as President of The Counter® and BUILT® Custom Burgers where she oversees company-owned operations and supports the growth of its franchise businesses. Prior, she held numerous leadership roles, including Executive Vice President of Wolfgang Puck Catering, Chief Operating Officer of both Real Mex Restaurants and Del Frisco’s Restaurant Group, as well as President of Morton’s Restaurant Group. Earlier in her career, she spent 11 years at California Pizza Kitchen, Inc. where she held positions of increasing responsibility.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 208 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 194 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark. Internationally, 15 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2016, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the third consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 3, 2016 ©2016 Time Inc. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100